                                                                    Exhibit 4.11

                              WAIVER TO CERTAIN OF
                             THE OPERATIVE DOCUMENTS

        This Waiver dated as of April 30, 2002 (this "Waiver") refers to the Participation Agreement dated as of June 23, 1998, as amended (the "Participation Agreement"), entered into by and among GSI Lumonics Corporation (formerly known as Lumonics Corporation), a Michigan corporation, as the Lessee and Construction Agent (in its capacity as lessee, the "Lessee" and in its capacity as construction agent, the "Construction Agent"); GSI Lumonics Inc. (formerly known as Lumonics Inc.), a New Brunswick corporation, as Guarantor (the "Guarantor"); Bank of Montreal, a Canadian banking organization ("BMO"), and the other various financial institutions as are or may from time to time become lenders (the "Lenders") under the Loan Agreement; BMO, as Administrative Agent (in such capacity, the "Administrative Agent") for the Lenders and Arranger; and BMO Global Capital Solutions, Inc. (formerly known as BMO Leasing (U.S.), Inc.), a Delaware corporation, as Agent Lessor and Lessor (in such capacity as the agent lessor, the "Agent Lessor" and in such capacity as the arranger, the "Lessor"). Terms defined in the Participation Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

        Whereas, the Lessee, the Guarantor, the Agent Lessor, the Lenders, the Administrative Agent and the Arranger have entered into the Participation Agreement;

        Whereas, the Lessee and the Guarantor have breached certain financial covenants set forth in Section 10.2 of the Participation Agreement and have requested that such defaults be waived; and

        Whereas, the Agent Lessor, the Administrative Agent, the Lessors and the Lenders are willing to waive the financial covenants subject to the satisfaction of the conditions set forth in Section 2 hereof;

        Now, Therefore, the parties hereto agree as follows:

        Section 1. Waiver. Effective on (and subject to the occurrence of) the Amendment Effective Date (as defined below), the Agent Lessor, Lessors, Administrative Agent and Lenders waive any and all defaults of Sections 10.2(a),
(b), (c), (d) and (e) of the Participation Agreement which occurred prior to the date hereof and prospectively through June 22, 2003.

        Section 2. Representations and Warranties. The Lessee and Guarantor represent and warrant to the Lenders that, after giving effect hereto, (a) each representation and warranty set forth in Section 8.2 of the Participation Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Lessee and Guarantor with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), except if changes to such representations and warranties have been disclosed pursuant to publicly available documents and (b) no Event of Default or Unmatured Event of Default exists.

        Section 3. Effectiveness. The waivers set forth in Section 1 above shall become effective on the date (the "Amendment Effective Date") when the Administrative Agent shall have received (a) counterparts of this Amendment executed by the Lessee, the Guarantor, the Agent Lessor, the Lessors, the Lender and the Administrative Agent and Arranger, (b) copies of corporate action of the respective Board of Directors of the Guarantor taken by such respective Board of Directors relative to the pledge of collateral described in (c) below certified by a secretary or assistant secretary as of the date hereof to be true and correct and in full force and effect as of such date and (c) cash collateral in the amount of U.S. $18,925,000 and an executed Security Agreement re: Deposit Account regarding the same.

        Section 4. Reaffirmation of Guaranty. The Guarantor heretofore executed and delivered to the Agent Lessor, the Lender, the Administrative Agent and the Lessors, the Guaranty dated June 23, 1998. The Guarantor hereby consents to this Waiver and confirms that the Guaranty and all of the Guarantor's obligations thereunder remain in full force and effect with respect to the obligations guaranteed thereunder as such obligations have been amended and increased by this Amendment.

        Section 5.  Miscellaneous.

      Section 5.1. Continuing Effectiveness, etc. The Participation Agreement, the Loan Agreement and the remaining Operative Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

      Section 5.2. Counterparts. This Waiver may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

      Section 5.3. Governing Law. This Waiver shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state.

      Section 5.4. Successors and Assigns. This Waiver shall be binding upon the Lessee, the Guarantor, the Agent Lessor, the Lessor, the Lender, the Administrative Agent and the Arranger and their respective successors and assigns, and shall inure to the benefit of the Lessee, Guarantor, the Agent Lessor, the Lenders, the Lessor and the Administrative Agent and the respective successors and assigns of the Agent Lessor, the Lessor, the Lenders and the Administrative Agent and the Arranger.

                  [Remainder of Page Intentionally Left Blank]

        In Witness Whereof, the parties hereto have caused this Waiver to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                     GSI Lumonics Corporation (formerly known as
                                         Lumonics Corporation), as Lessee and
                                         Construction Agent


                                     By:  /s/ Victor H. Woolley
                                           Name: Victor H. Woolley
                                           Title: Vice President


                                     GSI Lumonics Inc. (formerly known as
                                        Lumonics Inc.), as Guarantor


                                     By:  /s/  Thomas R. Swain
                                          Name: Thomas R. Swain
                                          Title:  V.P. & CFO


                                     By   /s/  Eileen Casal
                                          Name:  Eileen Casal
                                          Title:  V.P. & General Counsel


                                     BMO Global Capital Solutions, Inc.
                                        (formerly known as BMO Leasing
                                        (U.S.), Inc.), as Agent Lessor and
                                        as a Lessor


                                     By:  /s/  Thomas A. Batterham
                                          Name:  Thomas A. Batterham
                                          Title:  Vice President


                                     Bank of Montreal, as Administrative Agent,
                                        Arranger and as a Lender


                                     By:  /s/  Ben Ciallella
                                          Name:  Ben Ciallella
                                          Title:  Asset Portfolio Management

                                       -3-